Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: investorrelations@essendant.com (847) 627-2900

ESSENDANT REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

ANNOUNCES DETAILS OF RESTRUCTURING PROGRAM

DEERFIELD, Ill., February 21, 2018 – Essendant Inc. (Nasdaq: ESND), a leading national distributor of workplace items, today announced financial results for the fourth quarter and year ended December 31, 2017. The Company also announced details of a restructuring program to support the execution of its strategic drivers.

Fourth Quarter 2017 Summary

•	Revenue decreased 4.5% compared to the fourth quarter last year, to $1.2 billion
•	GAAP loss per share was $(0.04), compared to a loss of $(0.06) per share in the fourth quarter 2016
•	Adjusted diluted income per share(1) was $0.11, compared to adjusted diluted loss per share of $(0.02) in the fourth quarter last year

“We are continuing to implement the strategic drivers that I described last quarter: 1) improving efficiency across our distribution network and reducing our cost base, 2) accelerating sales performance in key channels where we are positioned to grow, and 3) advancing supplier partnerships that leverage our network and capabilities,” said Ric Phillips, President and Chief Executive Officer of Essendant. “I am pleased with our early progress and we continue to build momentum.  We have seen growth in our key JanSan reseller channel and the Industrial reseller channel, though overall sales continued to be significantly pressured by changes in the sourcing strategies of the national resellers, as reflected in our product category sales results.  We also have advanced our inbound freight consolidation consistent with our plans.  Today we are providing details of our restructuring program to consolidate our distribution network, reduce administrative costs, and refine our product assortment.  These actions enable our strategic drivers and will create value over time.”

Fourth Quarter Performance

•	Net sales decreased 4.5% compared to the prior year quarter, driven principally by reduced sales in the national reseller channel. The product category results are as follows.
•	JanSan Products: decreased $31.5 million, or 9.4%, to $304.0 million
•	Technology Products: decreased $26.6 million, or 8.5%, to $285.0 million
•	Traditional Office Products: decreased $8.8 million, or 4.8%, to $175.4 million
•	Industrial Supplies: increased $15.3 million, or 11.0%, to $154.1 million
•	Cut-sheet Paper Products: decreased $3.3 million, or 3.3%, to $98.2 million
•	Automotive: increased $9.4 million, or 12.1%, to $87.4 million
•	Office Furniture: decreased $11.0 million, or 16.4%, to $56.2 million
(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.

Note: All EPS numbers in this document are diluted, except losses or unless stated otherwise.

Essendant Reports Fourth Quarter and Full Year 2017 Results

•

Gross profit was $170.9 million, an increase of $5.8 million from $165.1 million in the prior year quarter primarily resulting from a higher product margin reflecting a $3.9 million increase in supplier allowances and a $1.6 million favorable inventory valuation as compared to the prior year quarter.

•

Operating expenses were $161.0 million, a decrease from $166.8 million in the prior year quarter. Adjusted operating expenses in 2017 of $155.9 million decreased from $162.4 million in 2016 which included an allowance on receivables from one customer totaling $13.3 million in 2016. Adjusted operating expenses in 2017 were also impacted by higher inventory related expenses, an incentive compensation reset and facility move costs.

•

Income tax expense was $4.9 million in the fourth quarter 2017 as compared to income tax benefit of $4.1 million in the prior year. The fourth quarter 2017 tax expense increased primarily as a result of the “Tax Cuts and Jobs Act” enacted in December 2017, totaling $2.6 million, and increased state tax expense.

•

GAAP loss per share was $(0.04) per share compared to a loss of $(0.06) per share in the fourth quarter last year. Adjusted diluted earnings per share(1) was $0.11 compared to adjusted loss per share of $(0.02) in the fourth quarter last year.

•

Free cash flow totaled $(33.4) million in the fourth quarter 2017, compared to free cash flow of $15.5 million in the prior year quarter. The decline in the fourth quarter 2017 was primarily a result of higher inventory balances in the fourth quarter 2017 as compared to the third quarter 2017, whereas the increase in the 2016 fourth quarter was primarily due to reductions in accounts receivable.

Full Year 2017 Summary

•	Revenue, workday adjusted, declined 5.8% year-over-year, to $5.0 billion.
•	GAAP (loss) per share was $(7.27), compared to diluted income per share of $1.73 in 2016, impacted by goodwill impairments and lower gross profit in 2017.
•	Adjusted diluted earnings per share(1) was $0.67, compared to $1.54 in 2016.
•	Free cash flow(1) totaled $147.1 million in 2017, compared to $127.2 million in 2016, which drove over a $100 million reduction in debt to $504.4 million.

Restructuring Program

Essendant has launched a restructuring program to advance the Company’s strategic drivers by reducing its cost base, aligning organizational infrastructure and leadership with the Company’s growth channels to drive sales, and providing capacity to invest in products with preferred suppliers and in growth categories.  The Company expects the restructuring program and other initiatives to reduce costs beginning in 2018 and reach run-rate annual savings of more than $50 million by 2020, with more than half achieved in 2018.

The program includes facility consolidations and workforce reductions with an estimated cash cost of $30 million to $40 million over the restructuring period, which began in the first quarter of 2018.

Product assortment refinements are also planned to eliminate items that have limited availability and lower sales. This is expected to improve service levels while having a minimal impact on sales. It will also increase capacity to support expansion into new categories to support customer growth, and is also necessary to execute the planned facility consolidations.  A non-cash charge related to these refinements is expected in the first quarter of 2018 and estimated in the range of $42 million to $48 million.

Essendant Reports Fourth Quarter and Full Year 2017 Results

Outlook for 2018

The following outlooks exclude the impacts of any new acquisitions or unusual charges.

•	Full year 2018 net sales are expected to be down 3% to 6% from the prior year.
•

Adjusted diluted earnings per share(1) in the first quarter of 2018 is expected to be lower than the fourth quarter of 2017, reflecting impacts from the national reseller sales decline, the annual first quarter reset of employee time off expense and lower supplier allowances resulting from opportunistic inventory purchases.

•	Free cash flow(1) for 2018 is expected to be in excess of $40 million for the full year.

Conference Call

Essendant will hold a conference call followed by a question and answer session on Thursday, February 22, 2018, at 7:30 a.m. CST, to discuss fourth quarter and full year 2017 results. Investors may participate in the earnings call by dialing (877) 358-2531 in the U.S. and Canada or (412) 902-6623 if international and ask to be joined into the Essendant call.  To listen to the webcast, participants should visit the Investors section of the company’s website (investors.essendant.com), and click on the “Essendant Q4 2017 Earnings Call” button on the right side of the page, several minutes before the event is broadcast.  Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the quarterly results section of Essendant’s investor website, within hours after the call ends.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: market dynamics that create sales risks, including Essendant's reliance on key customers, the risks inherent in continuing or increased customer concentration and consolidations, efforts by suppliers and customers to bypass the Company and transact directly with each other, and competition from e-commerce businesses and other resellers increasing their presence at the wholesale level; the impact of price transparency, customer consolidation and product sales mix changes on the Company’s sales and margins; Essendant's reliance on supplier allowances and promotional incentives; Essendant’s exposure to the credit risk of its customers; potential disruptions to the Company’s relationships with customers and suppliers due to the Company’s significant cost reduction initiatives; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from e-commerce businesses and the online branches of brick-and-mortar businesses; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; continued declines in end-user demand for products in the office, technology and furniture product categories; financial cycles due to secular consumer demand, recession or other events, most notably in the Company’s Industrial and Automotive businesses; the impact of the Company’s strategic drivers and possible disruption of business operations and relationships with customers and suppliers; Essendant's ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant's success in effectively identifying, consummating and integrating acquisitions; Essendant's ability to attract and retain key management personnel; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant's business; Essendant's ability to maintain its existing information technology systems and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the impact on the Company’s reputation and relationships of a breach of the Company’s information technology systems or a failure to maintain the security of private information; the availability of financing sources to meet Essendant's business needs; and unexpected events that could disrupt business operations, increasing costs and decreasing revenues.

Essendant Reports Fourth Quarter and Full Year 2017 Results

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant's results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake any obligation to update any forward-looking statement.  Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this news release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

Essendant Inc. is a leading national distributor of workplace items, with 2017 net sales of $5.0 billion. The company provides access to a broad assortment of over 170,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. Essendant serves a diverse group of customers, including independent resellers, national resellers and e-commerce businesses. The Company’s network of distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant common stock trades on the Nasdaq Global Select Market under the symbol ESND.

Essendant Reports Fourth Quarter and Full Year 2017 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$1,198,309	$1,254,699	$5,037,327	$5,369,022
Cost of goods sold	1,027,441	1,089,597	4,331,273	4,609,161
Gross profit	170,868	165,102	706,054	759,861
Operating expenses:
Warehousing, marketing and administrative expenses	161,037	166,415	664,280	629,825
Impairments of goodwill and intangible assets	-	-	285,166	-
Defined benefit plan settlement loss	-	347	-	12,510
Operating income (loss)	9,831	(1,660)	(243,392)	117,526
Interest expense, net	6,463	4,813	25,618	22,871
Income (loss) before income taxes	3,368	(6,473)	(269,010)	94,655
Income tax (benefit) expense	4,914	(4,120)	(2,029)	30,803
Net income (loss)	$(1,546)	$(2,353)	$(266,981)	$63,852
Net income (loss) per share - basic	$(0.04)	$(0.06)	$(7.27)	$1.75
Average number of common shares outstanding - basic	36,846	36,638	36,729	36,580
Net income (loss) per share - diluted	$(0.04)	$(0.06)	$(7.27)	$1.73
Average number of common shares outstanding - diluted	36,846	36,638	36,729	36,918

Essendant Reports Fourth Quarter and Full Year 2017 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$28,802	$21,329
Accounts receivable, less allowance for doubtful accounts of $17,102 in 2017 and $18,196 in 2016	619,200	678,184
Inventories	821,683	876,837
Other current assets	43,044	32,100
Total current assets	1,512,729	1,608,450
Property, plant and equipment, at cost	132,793	128,251
Intangible assets, net	73,441	83,690
Goodwill	13,153	297,906
Other long-term assets	42,134	45,209
Total assets	$1,774,250	$2,163,506
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$500,883	$484,602
Accrued liabilities	189,916	197,804
Current maturities of long-term debt	6,079	28
Total current liabilities	696,878	682,434
Deferred income taxes	1,192	6,378
Long-term debt	492,044	608,941
Other long-term liabilities	89,222	84,647
Total liabilities	1,279,336	1,382,400
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2017 and 2016	7,444	7,444
Additional paid-in capital	412,987	409,805
Treasury stock, at cost – 36,811,366 shares in 2017 and 36,951,522 shares in 2016	(1,093,813)	(1,096,744)
Retained earnings	1,219,309	1,507,057
Accumulated other comprehensive loss	(51,013)	(46,456)
Total stockholders’ equity	494,914	781,106
Total liabilities and stockholders’ equity	$1,774,250	$2,163,506

Essendant Reports Fourth Quarter and Full Year 2017 Results

Essendant Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2017	2016
Cash Flows From Operating Activities:
Net (loss) income	$(266,981)	$63,852
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	32,497	33,289
Amortization of intangible assets	10,805	12,238
Share-based compensation	7,295	10,202
Gain on the disposition of property, plant and equipment	(1,197)	(20,965)
Amortization of capitalized financing costs	1,433	681
Excess tax cost related to share-based compensation	-	1,034
Impairment of goodwill	285,166	-
Change in contingent consideration	(4,457)	-
Deferred income taxes	(8,900)	(10,624)
Pension settlement charge	-	12,510
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	59,304	38,499
Decrease in inventory	55,751	47,148
Increase in other assets	(2,611)	(12,631)
Increase (decrease) in accounts payable	16,478	(47,262)
Increase in accrued liabilities	4,234	17,534
Decrease in other liabilities	(3,274)	(14,563)
Net cash provided by operating activities	185,543	130,942
Cash Flows From Investing Activities:
Capital expenditures	(38,579)	(37,709)
Proceeds from the disposition of property, plant and equipment	124	33,940
Net cash used in investing activities	(38,455)	(3,769)

Cash Flows From Financing Activities:
Net borrowings (repayments) under revolving credit facility	20,872	(108,052)
Borrowings under Term loan	77,600	-
Repayments under Term loan	(4,554)	-
Net repayments under Securitization program	(200,000)	-
Net (disbursements) proceeds from share-based compensation arrangements	(1,320)	554
Acquisition of treasury stock, at cost	-	(6,839)
Payment of cash dividends	(20,726)	(20,487)
Excess tax cost related to share-based compensation	-	(1,034)
Payment of debt issuance costs	(6,330)	(106)
Contingent consideration	(5,543)	-
Net cash used in financing activities	(140,001)	(135,964)
Effect of exchange rate changes on cash and cash equivalents	386	137
Net change in cash and cash equivalents	7,473	(8,654)
Cash and cash equivalents, beginning of period	21,329	29,983
Cash and cash equivalents, end of period	$28,802	$21,329

Essendant Reports Fourth Quarter and Full Year 2017 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

The Non-GAAP table below presents Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA and Free Cash Flow for the three and twelve months ended December 31, 2017 and 2016. These non-GAAP measures exclude certain non-recurring items and exclude other items that do not reflect the Company’s ongoing operations, and are included to provide investors with useful information about the financial performance of the business. The presented non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP financial measures. The non-GAAP financial measures do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate results of operations in conjunction with the corresponding GAAP financial measures.

In order to calculate the non-GAAP measures, management excludes the following items to the extent they occur in the reporting period, to facilitate the comparison of current and prior year results and ongoing operations, as management believes these items do not reflect the underlying cost structure of the Company’s business. These items can vary significantly in amount and frequency.

•

Restructuring charges. Workforce reduction and facility closure charges such as employee termination costs, facility closure and consolidation costs, and other costs directly associated with shifting business strategies or business conditions that are part of a restructuring program.

Restructuring actions were taken in 2015 and had an impact in 2016.

•

Gain or loss on sale of assets or businesses. Sales of assets, such as buildings or equipment, and businesses can cause gains or losses. These transactions occur as the Company is repositioning its business and reviewing its cost structure.

The Company recognized a gain on the sale of its City of Industry facility in 2016.

•	Severance costs for operating leadership. Employee termination costs related to members of the Company’s operating leadership team are excluded as they are based upon individual agreements.

In 2016, the Company recorded a charge related to the severance of two operating leaders which were not part of a restructuring program.

•	Asset impairments. Changes in strategy or macroeconomic events may cause asset impairments.

During 2017, the Company recorded goodwill impairment which resulted from declines in sales, earnings and market capitalization.

•	Other actions. Actions, which may be non-recurring events, that result from the changing strategies and needs of the Company and do not reflect the underlying expense of the on-going business.

In 2017, other actions include transformational expenses, a litigation charge, the one-time impact due to the December 2017 passage of tax reform and a gain reflecting recovery of notes receivable impaired in 2015. In 2016, other actions included settlement charges related to a defined benefit plan settlement, litigation charges and the tax impact of dividends from a foreign subsidiary and reserves related to discrete prior year uncertain tax provisions.

Adjusted operating expenses and adjusted operating income. Adjusted operating expenses and adjusted operating income provide management and investors with an understanding of the results from the primary operations of the Company’s business by excluding the effects of items described above that do not reflect the ordinary expenses and earnings of operations. Adjusted operating expenses and adjusted operating income are used to evaluate period-over-period operating performance as they are more comparable measures of the continuing business. These measures may be useful to an investor in evaluating the underlying operating performance of the Company’s business.

Adjusted net income and adjusted diluted earnings per share. Adjusted net income and adjusted diluted earnings per share provide a more comparable view of the Company’s underlying performance and trends than the comparable GAAP measures. Net income and diluted earnings per share are adjusted for the effect of items described above that do not reflect the ordinary earnings of operations.

Essendant Reports Fourth Quarter and Full Year 2017 Results

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”). Adjusted EBITDA is helpful in evaluating operating performance and is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting. Net income is adjusted for the effect of interest, taxes, depreciation and amortization and stock-based compensation expense. Management believes that adjusted EBITDA is also commonly used by investors to evaluate operating performance between competitors because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation accounting policies, and depreciation and amortization policies.

Free cash flow. Free cash flow is useful to management and investors as it is a measure of the Company’s liquidity. The Company believes that it provides a more complete understanding of factors and trends affecting our cash flows than the comparable GAAP measure. Net cash provided by (used in) operating activities and net cash provided by (used in) investing activities are aggregated and adjusted to exclude the impact of acquisitions, net of cash acquired and divestitures.

Outlook. Adjusted diluted earnings per share and free cash flow are non-GAAP measures. A quantitative reconciliation of non-GAAP guidance to the corresponding GAAP information is not available because the non-GAAP guidance excludes certain GAAP information that is uncertain and difficult to predict. The factors that will be excluded are currently unknown due to the level of unpredictability and uncertainty associated with these items, but may include actions such as gain or loss on future sales of assets or businesses, future restructuring charges, non-GAAP tax adjustments, cash flow impacts of acquisitions, and other actions.

Essendant Reports Fourth Quarter and Full Year 2017 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
Operating expenses	$161,037	$166,762	$949,446	$642,335
Impairment of goodwill	-	-	(285,166)	-
Transformational expenses	(5,252)	-	(19,745)	-
Litigation reserve	-	(4,000)	(9,000)	(4,000)
Recovery of notes receivable	150	-	300	-
Gain on sale of City of Industry facility	-	-	-	20,541
Defined benefit plan settlement charge	-	(347)	-	(12,510)
Severance costs for operating leadership	-	-	-	(1,245)
Restructuring charges	-	-	-	956
Adjusted operating expenses	$155,935	$162,415	$635,835	$646,077

Operating income (loss)	$9,831	$(1,660)	$(243,392)	$117,526
Gross profit and operating expense adjustments noted above	5,102	4,347	313,611	(3,742)
Adjusted operating income	$14,933	$2,687	$70,219	$113,784

Net (loss) income	$(1,546)	$(2,353)	$(266,981)	$63,852
Gross profit and operating expense adjustments noted above	5,102	4,347	313,611	(3,742)
Non-GAAP tax provision on adjustments
Impairment of goodwill	-	-	(13,356)	-
Transformational expenses	(2,043)	-	(7,655)	-
Litigation reserve	-	(1,508)	(3,488)	(1,508)
Tax reform adjustment	2,545	-	2,545	-
Recovery of notes receivable	58	-	118	-
Gain on sale of City of Industry facility	-	(1,651)	-	1,138
Defined benefit plan settlement charge	-	(131)	-	(4,705)
Dividend from foreign entity	-	-	-	1,666
Severance costs for operating leadership	-	-	-	(469)
State income tax reserve adjustment	-	417	-	417
Restructuring charges	-	-	-	357
Income tax provision on adjusted net income	560	(2,873)	(21,836)	(3,104)
Adjusted net income (loss)	$4,116	$(879)	$24,794	$57,006

Diluted (loss) earnings per share (1)	$(0.04)	$(0.06)	$(7.23)	$1.73
Per share gross profit and operating expense adjustments noted above	0.14	0.12	8.49	(0.10)
Non-GAAP tax benefit (provision) on adjustments	0.01	(0.08)	(0.59)	(0.09)
Adjusted diluted net income per share	$0.11	$(0.02)	$0.67	$1.54

Net (loss) income	$(1,546)	$(2,353)	$(266,981)	$63,852
Income tax expense (benefit)	4,914	(4,120)	(2,029)	30,803
Interest expense, net	6,463	4,813	25,618	22,871
Depreciation and amortization	10,735	11,328	43,302	45,527
Equity compensation expense	1,180	3,158	7,295	10,202
Gross profit and operating expense adjustments noted above	5,102	4,347	313,611	(3,742)
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$26,848	$17,173	$120,816	$169,513

Net cash (used in) provided by operating activities	$(19,450)	$24,974	$185,543	$130,942
Less: Net cash used in investing activities	(13,992)	(9,492)	(38,455)	(3,769)
Free cash flow	$(33,442)	$15,482	$147,088	$127,173

(1)

Diluted (loss) earnings per share for the three months ended December 31, 2017 and 2016 and the for the year ended December 31, 2017, under GAAP reflect an adjustment to the basic earnings per share due to the net loss. The diluted earnings per share shown here do not reflect this adjustment.